Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Rio Tinto plc’s Registration Statements (Nos. 33-46865, 333-7328 and 333-08270) on Form S-8 of our report dated June 27, 2008, relating to the statements of assets available for benefits of the Kennecott Corporation Savings Plan for Hourly Employees as of December 31, 2007 and 2006, the related statement of changes in assets available for benefits for the year ended December 31, 2007, and the related supplemental schedules as of December 31, 2007 and for the year then ended, which report appears in the December 31, 2007 annual report on Form 11-K of the Kennecott Corporation Savings Plan for Hourly Employees.

/s/ Tanner LC

Salt Lake City, Utah
June 27, 2008